EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Shareholder and Board of Directors
BBVA Compass Bancshares, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-203391) on Form S-3 of BBVA Compass Bancshares, Inc. of our report dated February 28, 2019, with respect to the consolidated balance sheets of BBVA Compass Bancshares, Inc. and subsidiaries as of December 31, 2018 and 2017, the related consolidated statements of income, comprehensive income, shareholder’s equity, and cash flows for each of the years then ended, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, which report appears in the December 31, 2018 Annual Report on Form 10-K of BBVA Compass Bancshares, Inc.

/s/ KPMG LLP
Birmingham, Alabama
February 28, 2019